Exhibit 8.1

[Debevoise & Plimpton LLP Letterhead]

November 12, 2004

Iowa Telecommunications Services, Inc.

115 S. Second Avenue West

Newton, Iowa 50208

Registration Statement on Form S-1

of Iowa Telecommunications Services, Inc.

(Registration No. 333-1149349)

To Those Concerned:

We have acted as special counsel to Iowa Telecommunications Services, Inc. (the “Registrant”), an Iowa corporation, in connection with a Registration Statement on Form S-1 (File No. 333-114349) (the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”) relating to an offering (the “Offering”) of 18,157,895 shares of the Registrant’s Common Stock, par value $0.01 per share (the “Common Stock”), by the Registrant and certain stockholders of the Registrant (the “Selling Stockholders”), including up to 2,368,421 shares that may be sold upon exercise of underwriters’ over-allotment options and any additional shares that may be registered in accordance with Rule 462(b) under the Act for sale in the Offering, pursuant to an underwriting agreement to be entered into among the Registrant, the Selling Stockholders and the several underwriters named in Schedule I to the underwriting agreement.

In so acting, we have examined and relied upon the accuracy and completeness as of the date hereof of the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates, representations, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In all such examinations, we have assumed without investigation the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have not, however, undertaken any independent investigation of any of the foregoing. Any alteration or incorrectness of any of the foregoing could adversely affect our opinion.

Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein and in the Registration Statement, the statements of law or legal conclusions in the discussion in the prospectus included in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations” constitute our opinion.

Our opinion is based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. No assurance can be given that any of the foregoing authorities will not be modified, revoked, supplemented or overruled, with possibly retroactive effect. Our opinion is limited to the United States federal income tax matters described above and does not address state, local or foreign tax issues, or any other United States federal tax issues. We assume no obligation to advise you of changes of law that occur after the date hereof, or of any facts, circumstances, events or developments that hereafter may be brought to our attention and that may affect the opinion set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the prospectus included in such Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP

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